Proxy Voting Results

A special meeting of shareholders was held on April 13, 2016. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Elizabeth S. Acton

Affirmative	23,485,695,172.82	97.873
Withheld	510,412,850.89	2.127
TOTAL	23,996,108,023.71	100.000

John Engler

Affirmative	23,396,775,263.01	97.503
Withheld	599,332,760.70	2.497
TOTAL	23,996,108,023.71	100.000

Albert R. Gamper, Jr.

Affirmative	23,408,625,557.99	97.552
Withheld	587,482,465.72	2.448
TOTAL	23,996,108,023.71	100.000

Robert F. Gartland

Affirmative	23,466,064,780.31	97.792
Withheld	530,043,243.40	2.208
TOTAL	23,996,108,023.71	100.000

Abigail P. Johnson

Affirmative	23,449,693,125.04	97.723
Withheld	546,414,898.67	2.277
TOTAL	23,996,108,023.71	100.000

Arthur E. Johnson

Affirmative	23,433,937,136.83	97.658
Withheld	562,170,886.88	2.342
TOTAL	23,996,108,023.71	100.000

Michael E. Kenneally

Affirmative	23,472,891,022.59	97.820
Withheld	523,217,001.12	2.180
TOTAL	23,996,108,023.71	100.000

James H. Keyes

Affirmative	23,409,640,697.18	97.556
Withheld	586,467,326.53	2.444
TOTAL	23,996,108,023.71	100.000

Marie L. Knowles

Affirmative	23,434,534,070.88	97.660
Withheld	561,573,952.83	2.340
TOTAL	23,996,108,023.71	100.000

Geoffrey A. von Kuhn

Affirmative	23,442,506,227.29	97.693
Withheld	553,601,796.42	2.307
TOTAL	23,996,108,023.71	100.000

PROPOSAL 2

For FidelityR Intermediate Government Fund, a shareholder proposal requesting that the Board of Trustees institute procedures to prevent holding investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity.

	# of Votes	% of Votes
Affirmative	123,678,698.05	31.920
Against	222,547,315.22	57.437
Abstain	22,157,257.44	5.719
Broker Non-Votes	19,081,907.79	4.924
TOTAL	387,465,178.50	100.00

Proposal 1 reflects trust wide proposal and voting results.
Proposal 2 was not approved by shareholders.